Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-139127 and No. 333-152951) on Forms S-8 of Willdan Group, Inc. of our report dated March 30, 2010, with respect to the consolidated balance sheets of Willdan Group, Inc. and subsidiaries as of January 1, 2010 and January 2, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 1, 2010, which report appears in the January 1, 2010 annual report on Form 10-K of Willdan Group, Inc.

/s/ KPMG LLP

Los Angeles, California
March 30, 2010